Exhibit 99.10

Executive Officer Employment Terms and SEVERANCE AGREEMENT

This Executive Officer Employment Terms and Severance Agreement (as modified, amended or restated from time to time in the manner provided herein, this “Agreement”) is dated and effective as of January 1, 2018 (the “Effective Date”), and is by and between Richard Justus, an individual (the “Employee”), and Resource Plus of North Florida, Inc., a Florida corporation (the “Company”). The Employee and Company may be referred to individually as a “Party” and collectively as the “Parties”.

In consideration of past, present and future employment by the Company, the mutual covenants below and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged by each Party), the Employee and Company, intending to be legally bound, hereby agree as follows:

Section 1.     Introduction. (a) Introduction. The Employee and the Company have entered into this Agreement to provide for the terms of the Employee’s initial and continued employment with the Company and to provide for severance payments from the Company to the Employee under certain circumstances if the Employee leaves for Good Reason or is terminated other than in a Termination For Cause during the Protected Period (as all such terms are hereinafter defined). The effectiveness of this Agreement is conditioned on the Employee’s execution and delivery to the Company of the other Related Documents (as defined below) and the commencement of his services on or before January 1, 2018. Unless earlier terminated pursuant to its terms or as a result of Employee’s termination of employment, this Agreement will be effective through December 31, 2020 (the “Term”), after which point Employee will continue to be employed at on at-will basis only.

(b)     Compensation. During the Term, the Company will pay you a base salary at the at the rate of $200,000.00 per year (the “Base Salary”) in accordance with the regular payroll practices of the Company and subject to annual review by the Company’s Board of Directors (the “Board”).

(c)     Performance Bonus. You will be entitled to an annual bonus of $160,000.00 provided that Resource Plus of North Florida, Inc., Mobex of North Florida, Inc., and Leasex, LLC reach at least $640,000.00 in EBITDA (as defined in the Stock Purchase Agreement, dated October 13, 2017, by and between Employee and SPAR Marketing Force, Inc.) during the Term. Such bonus will be paid in equal installments over the course of 26 payroll cycles, beginning with the first payroll cycle following the date the Company’s audited financial statements indicate that this performance target has been satisfied, in all cases accordance with the regular payroll practices of the Company. In additional to the annual bonuses described herein, you will receive annual performance bonuses based on the performance metrics set forth on Exhibit A.

(d)     Participation in Employee Benefit Plans. You will be eligible to participate in any benefit plans (e.g., medical, dental) in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(e)     Positions. Subject to any required approval by the Company Board, the Company hereby appoints Employee to be the President of the Company, as well as an Officer and Executive of the Company (as such terms are defined in Company’s By-Laws, as amended), and the Employee will continue (while employed by the Company) to hold such positions for the Protected Period, subject to the discretion of the Company and its Board. The Employee may also be a director or officer of various Company subsidiaries (as and to the extent designated and changed by the Company, its Board or the respective Company Affiliate’s Board from time to time in its discretion), but the Employee will not be a director of SPAR Group, Inc., a Delaware corporation (“SGRP” or “SPAR”).

(f)     Indemnification and D&O Insurance. (i) The Employee, at all times, including after the termination of this Agreement and his employment with the Company, will be indemnified by the Company in accordance with and to the maximum extent permitted by Florida and other Applicable Law and the Company’s By-Laws (which By-Laws are intended to generally reflect the requirements of Florida law), and will be covered by and in accordance with and to the extent permitted under the terms of SPAR’s D&O Policy then in effect at the applicable time, in each case only with respect to claims that relate to Employee’s employment with the Company, if applicable. The Employee acknowledges and understands that the Company’s corporate “power” to indemnify is provided and thus limited by statute, namely Section 607.0850 of the Florida Business Corporation Act, that other Applicable Law (including Securities Law) also may place restrictions, limits or prohibitions on indemnifying or insuring various specified acts or omissions, and that the Company cannot do more than Applicable Law permits. No Company Director or Officer will ask or otherwise instruct the Employee to undertake any action that would jeopardize Employee’s right to indemnification under Florida or other Applicable Law or SPAR’s D&O Policy, if applicable.

(ii)     During the Employee’s term as an employee of the Company and for the six (6) year period immediately following the Employee’s Separation from Service, the Company will, except for changes in or required by Applicable Law, (A) ensure that the Company By-Laws will contain provisions no less favorable as a whole to the Employee (as a former officer or employee of the Company) with respect to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to such Separation from Service, and (B) use commercially reasonable efforts to maintain its D&O Policy on terms substantially no less favorable as a whole than those currently in effect. A copy of the Company’s D&O Policy, if applicable, will be provided or otherwise made available to Employee for all years for which he is covered under such policy.

(g)     Compliance with the Ethics Codes and Policies and Applicable Law. The Employee acknowledges and agrees that the Employee is subject to and bound by and will comply with all of (i) the directives of SGRP’s Board, any SGRP committee, the Company’s Board, or any other Authorized Representative (including SGRP’s Chief Executive Officer or Chief Financial Officer), and (ii) SGRP’s and the Company’s internal accounting, financial and reporting controls and procedures, employment policies and procedures, corporate codes and policies and other SGRP or Company Policies, including (without limitation) SGRP’s or the Company’s Ethics Code, if applicable, and all Applicable Law, including (without limitation) the US Foreign Corrupt Practices Act (or any other comparable Applicable Law of any applicable jurisdiction) and each applicable Exchange Rule and Securities Law to the extent applicable. Current copies of the SGRP Ethics Code and certain other policies of SGRP can be reviewed or obtained on its web site (www.sparinc.com) under the Investor Relations tab and Corporate Governance sub-tab. In the event of any conflict between any of the policies of SGRP or the directives of SGRP’s Authorized Representatives with those of the Company, those of the SGRP policies and directives of SGRP’s Authorized Representatives shall control, govern and be given effect.

(h)     At Will Employment. Notwithstanding the potential severance payments and other benefits under this Agreement, the Employee acknowledges and agrees that: (i) this Agreement is not intended, and shall not be deemed or construed, to in any way (A) create or evidence any employment agreement, contract, term or period of any kind or nature, or (B) contradict, limit or modify the “at will” nature of the Employee’s employment; and (ii) except as otherwise expressly provided in any other written agreement of the Company with the Employee and approved by the Company Board, the Employee’s employment is “at will” and may be modified from time to time and terminated at any time by the Company in its discretion, for any reason or no reason whatsoever, and without any notice or benefit of any kind (other than any benefit expressly provided under the circumstances by this Agreement).

Section 2.     Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the SGRP By-Laws or SGRP Ethics Code, as applicable. As used in this Agreement, the following capitalized terms and non-capitalized words and phrases shall have the meanings respectively assigned to them:

(a)     “Affiliate” of a referenced person shall mean (i) any subsidiary or parent of such person, (ii) any other person directly or indirectly controlling, controlled by or under common control with the referenced person, whether through ownership, by contract, arrangement or understanding or otherwise, which shall be presumed to exist if the referenced person has more than ten percent (10%) of the equity of, profits from or voting power respecting such other person or vice versa.

(b)     “Applicable Law” shall mean, to the extent applicable, (i) any Exchange Rule, (ii) any Securities Law, (iii) the Internal Revenue Code (“IRC”) or other applicable federal or state tax law, (iv) the other applicable federal law of the United States of America, and to the extent not preempted by such federal law, by the applicable laws of the State of Florida, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction, or (v) any other applicable federal, state, territorial, provincial, county, municipal or other governmental or quasi-governmental law, statute, ordinance, requirement or use or disposal classification or restriction; in each case (A) whether domestic or foreign, (B) including (without limitation) any and all rules and regulations promulgated under any of the foregoing and then in effect, and (C) as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

(c)     “Authorized Representative” shall mean, for the Company or any Company Affiliate for whom the Employee works, any of: (i) the Company Board or the applicable Company Board Committee; (ii) the Chief Executive Officer or Chief Financial Officer of the Company; or (iii) any other Executive or Officer of the Company or applicable Company Affiliate who directly or indirectly supervises or is responsible for the Employee; or (v) any other Representative of the Company or applicable Company Affiliate who directly or indirectly supervises or is responsible for the Employee and is authorized to do so by the Board, Chief Executive Officer or Chief Financial Officer or any other Executive or Officer of Company, in each case other than the Employee.

(d)     “Beneficial Owner” shall mean any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act), securities issued by the referenced corporation or other entity, whether directly or indirectly, and whether individually, jointly with any other person(s) or otherwise.

(e)     “Board” shall mean the respective Board of Directors of SGRP, the Company or the applicable Company Affiliate.

(f)     “Chairman” shall mean the Chairman of the Company or applicable Company Affiliate.

(g)     “Confidentiality Agreement” shall mean the Noncompetition and Confidentiality Agreement between the Employee and the Company , as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

(h)     “Employee’s Annual Compensation” shall mean the Employee’s annual base compensation rate (salary, fees, etc.) in effect immediately prior to the Service Termination or, if greater, at the highest annual compensation rate in effect at any time during the one-year period preceding the Service Termination, in each case without regard for any bonus, benefit or allowance.

(i)     “Employee’s Daily Compensation” shall mean the daily equivalent (i.e., 1/365th or 1/366th, as applicable) of the Employee’s Annual Compensation.

(j)     “Exchange Rules” shall mean the charter or other organizational or governance document or listing or other requirements of the applicable national securities exchange or market on which SGRP’s stock is listed or quoted, currently Nasdaq, or any other applicable self-regulatory or governing body or organization, and the rules and regulations promulgated thereunder, as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

(k)     “Good Reason” shall mean the occurrence of any of the following events during the Protected Period without the Employee’s written consent:

(i)     the failure to elect or appoint, or re-elect or re-appoint, the Employee for any period within the Protected Period to, or removal or attempted removal of the Employee from, his position or positions with the Company or employing SGRP Company, if applicable, (except in connection with the proper termination of the Employee’s employment by the Company by reason of death, disability or Termination For Cause);

(ii)     any assignment to the Employee of any duties materially inconsistent with the status of the Employee’s office and/or position with the Company or consistent with a position subordinate to the Employee’s office and/or position with the Company;

(iii)     any material adverse change in the Employee’s title with the Company or employing SGRP Company, if applicable, or a material reduction the nature or scope of the Employee’s authorities, powers, functions or duties respecting the Company or employing SGRP Company, if applicable, as of the Effective Date;

(iv)     any delay by the Company or applicable SGRP Company, if applicable, for more than ten (10) business days in the payment to the Employee, when due, of any part of the Employee’s Annual Compensation;

(v)     any material reduction in the Employee’s annual base salary (other than a reduction that applies generally to the Company’s Officers or Executives);

(vi)     a failure by the Company to obtain the assumption of, and agreement to perform, this Agreement by any successor to the Company (including any debtor-in-possession, trustee or other administrator in bankruptcy);

(vii)     a Company-initiated change in the location at which substantially all of the Employee’s duties with the Company or applicable SGRP Company must be performed to a location more than thirty (30) miles (measured in the shortest driving distance) from the location in which the Employee is then performing substantially all of his duties (excluding those duties performed at home or on the road), provided that the change in location increases Employee’s commute and Employee had no control or influence on the decision make such change; or

(viii)     the Employee’s determination (based on the written advice of knowledgeable, reputable and independent attorneys, accountants or other applicable professionals) that the Company has willfully, negligently, or repeatedly not performed or improperly performed under, or otherwise breached or violated, any of the Company’s obligations under this Agreement or any Related Document (in whole or in part) in any material respect, in each case except to the extent caused by any act or omission of the Employee constituting bad faith, gross negligence, willful misconduct, or a violation of Applicable Law or for an isolated, insubstantial and inadvertent failure not occurring in bad faith;

provided, however, that Good Reason shall not be considered present unless both (A) the Employee provides written notice to the Company or a written report to a member of the Company Board when the Employee learns or determines, or should reasonably learn or determine, that a Good Reason condition or underlying event exists promptly, but in any event within the ninety (90) day period, following such learning or determination, and (B) the Company does not remedy the condition within thirty (30) days after receipt of such notice (but if remedied, the condition shall be considered not to have occurred and not to be a basis for a Severance Termination due to Good Reason). Notwithstanding anything herein to the contrary, subclause (B) shall not apply and the Company shall not be entitled to remedy the Good Reason condition if the Company has already remedied the same condition at least three (3) times within the Term. It is intended that “Good Reason” be construed, interpreted and administered as “good reason” (as defined in applicable regulation or other guidance) for purposes of IRC §409A. Notwithstanding anything herein to the contrary, a failure to renew or replace this Agreement following the expiration of the Term shall not be, and shall not be deemed or construed to be, “Good Reason”.

(l)     “IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as in effect at the applicable time.

(m)     “Majority of Voting Securities” shall mean securities of the referenced person representing more than fifty percent (50%) of the combined voting power of the referenced person’s then outstanding securities having the right to vote generally in the election of directors, managers or the equivalent.

(n)     “Protected Days Remaining” shall mean the number of remaining days in the Protected Period following the Severance Termination date (i.e., the number of days in the total applicable Protected Period minus the number of days in the employment period with the Company or its Affiliates); provided, however, that such number shall be not less than 365 days or more than 730 days for the purposes of this Agreement.

(o)     “Protected Period” shall mean the period (i) commencing on the Effective Date commencing on the effective date and ending at 11:59 pm (NYC time) on the day before the third (3rd) anniversary of the Effective Date. The Protected Period may be extended or renewed for additional twelve (12) month periods from time to time by the written agreement of both Parties in their discretion and the approval of the SGRP Compensation Committee in its discretion, which written agreements shall specify the commencement, duration and end date for each such extension or renewal.

(p)     “Related Documents” shall mean the Noncompetition and Confidentiality Agreement and this Agreement.

(q)     “Representative” shall mean any Affiliate of the referenced person or any shareholder, partner, equity holder, member, director, officer, manager, employee, consultant, agent, attorney, accountant, financial advisor or other representative of the referenced person or of any of its Affiliates, in each case other than the Employee.

(r)     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any corresponding or succeeding provisions of any Applicable Law (including those of any state or foreign jurisdiction), and the rules and regulations promulgated thereunder, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

(s)     “Securities Law” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, any “blue sky” or other applicable federal or state Securities Law, or any other comparable law of any applicable jurisdiction, as amended and any and all rules and regulations promulgated thereunder and then in effect, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

(t)     “Separation from Service” shall mean the Employee’s “separation from service” in accordance with (and as defined in) IRC §409A and the regulations thereunder with respect to the Employee’s employment with the Company or applicable Company Affiliate (or their respective successors, as applicable. The Employee shall be presumed to have suffered such a “separation from service” even if the Employee continues to provide bona fide services after such termination or separation to the Company or any Company Affiliate (or their respective successors, as applicable), as an independent contractor or otherwise, so long as those services in the aggregate continue at a level that is less than fifty percent (50%) of the average level of those bona fide services performed during the immediately preceding 36-month period (or the entire employment period with the Company or its Affiliates if less than 36 months).

(u)     “Severance Payment Date” except to the extent payment is required to be deferred for a period of six (6) months pursuant to Treas. Reg. §409A-3(i)(2), shall mean the first to occur of (i) the tenth business day following the Company’s receipt of the Release it required under Section 3(b) duly executed by the Employee and such Release is not later revoked by the Employee, provided that such day shall not be sooner than the first business day of the second calendar year if the required return period for such Release overlaps two calendar years, (ii) if the Company gives the Employee notice that it will not require a Release, the tenth business day following the giving of such notice, (iii) if the Company does not send a Release within the thirty day period required under Section 3(a), the tenth business day following the expiration of that period, or (iv) the day (or if not a business day, the immediately preceding business day) that is two and one-half (2 ½) months after the date of the Severance Termination. To the extent payment is required to be deferred for a period of six (6) months pursuant to Treas. Reg. §409A-3(i)(2), the Severance Payment Date shall be one hundred eighty-one (181) days following the Employee’s Separation from Service.

(v)     “SGRP Board” shall mean the Board of Directors of SGRP.

(w)     “SGRP By-Laws” shall mean the By-Laws of SGRP, including (without limitation) the charters of the SGRP Audit Committee, SGRP Compensation Committee and the SGRP Governance Committee, as the same may have been and hereafter may be adopted, supplemented, modified, amended or restated from time to time in the manner provided therein.

(x)     “SGRP Committee” shall mean the SGRP Board’s Audit Committee, the SGRP Board’s Compensation Committee, the SGRP Board’s Governance Committee or any other committee of the SGRP Board established from time to time, as applicable.

(y)     “SGRP Company” shall mean SGRP or any direct or indirect subsidiary of SGRP (including the Company). The subsidiaries of SGRP at the referenced date are listed in Exhibit 21.1 to SGRP’s most recent Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (a copy of which can be viewed at the Company’s website (www.SMFinc.com) under the tab/sub-tab of Investor Relations/SEC Filings).

(z)     “SGRP Ethics Code” shall mean, collectively, the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated as of August 13, 2015, and SGRP’s Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011, as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by the SGRP Board or applicable SGRP Committee in its or their discretion, as the case may be, all without any notice to or approval from the Employee.

(aa)     “SGRP Policies” shall mean any and all of the SGRP’s internal accounting, financial and reporting principles, controls and procedures, employment policies and procedures, and corporate codes and policies (including the SGRP Ethics Code) in effect at the applicable time(s), as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by the SGRP Board or applicable SGRP Committee or by the applicable authorized Executive(s) of SGRP (as defined in its By-Laws) in its or their discretion, as the case may be, all without any notice to or approval from the Employee.

(bb)     “SGRP Securities” shall mean any securities issued by SGRP, whether acquired directly from SGRP, in the marketplace or otherwise.

(cc)     “SPAR Affiliate” shall mean and currently includes (without limitation) each of the SGRP Companies, the Company’s other Affiliates (including, without limitation, SPAR Administrative Services Inc., SPAR Business Services, Inc., and SPAR InfoTech, Inc.), and each other entity under the control of or common control with any of the foregoing entities, in each case whether now existing or hereafter acquired, organized or existing.

(dd)     “SPAR Authorized Representative” shall mean any of: (i) the SPAR Board or the applicable SPAR Board Committee; (ii) the Chief Executive Officer or Chief Financial Officer of SPAR; or (iii) any other Executive or Officer of the SPAR or applicable SPAR Affiliate who directly or indirectly supervises or is responsible for the Employee; or (v) any other Representative of SPAR or applicable SPAR Affiliate who directly or indirectly supervises or is responsible for the Employee and is authorized to do so by the Board, Chief Executive Officer or Chief Financial Officer or any other Executive or Officer of SPAR, in each case other than the Employee.

(ee)     “SPAR Group” shall mean the SGRP and all of the other SGRP Companies (including the Company) and all of the other SPAR Affiliates.

(ff)     “Termination For Cause” shall mean any termination of the Employee for any of the following reasons (other than where the applicable events are based upon or also constitute Good Reason): (i) the Employee’s willful, grossly negligent or repeated breach (whether through neglect, gross negligence or otherwise) in any material respect of, or the Employee’s willful, grossly negligent or repeated nonperformance, misperformance or dereliction (whether through neglect, gross negligence or otherwise) in any material respect of any of his duties and responsibilities under (A) any Related Document or other employment agreement or confidentiality agreement with the Company or any Company Affiliate, (B) the directives of the SGRP Board, any SGRP Committee or any other SPAR Authorized Representative (including SGRP’s Chief Executive Officer or Chief Financial Officer), (C) the directives of the Board or any Authorized Representative of the Company, (D) the SGRP Ethics Code or other SGRP Policies, or (E) the Company’s policies and procedures governing his employment, in each case other than in connection with any absence or diminished capacity due to illness, disability or incapacity excused by (1) the policies and procedures of the Company, (2) the terms of his employment, or (3) the action of the SGRP Board, any SGRP Committee or any other Authorized Representative of SGRP (including SGRP’s Chief Executive Officer or Chief Financial Officer); (ii) the gross or repeated disparagement by the Employee of the business or affairs of the Company, any SPAR Affiliate or any of their Representatives that in the reasonable judgment of the Company or applicable SPAR Affiliate has adversely affected or would be reasonably likely to adversely affect the operations or reputation of any such person; (iii) the Employee’s knowing submission of any report or other information to the Company, SPAR, or any SPAR or Company Affiliate that shall, when considered in the aggregate is materially untrue, incomplete or otherwise misleading when made or deemed made; (iv) the Employee is admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of (A) any willful dishonesty or fraud, (B) any material breach of any Applicable Law, (C) any assault or other violent crime, (D) any theft, embezzlement or willful destruction by the Employee of any asset or property of the Company, SPAR, any SPAR or Company Affiliate or any of their respective Representatives, customers or vendors, (E) any other misdemeanor involving moral turpitude, or (F) any other felony; (vi) alcohol or drug abuse by the Employee; provided, however, that Termination for Cause shall not be considered present unless both (A) the Company provides written notice to the Employee of the existence of a Termination for Cause condition or other event described above, and (B) the Employee does not remedy the condition or other event within thirty (30) days after receipt of such notice (but if the Company determines that such condition or other event is remedied, then the condition or other event shall be considered not to have occurred and not to be a basis for a Termination for Cause). Notwithstanding the foregoing: (1) the Company shall have the right to suspend the Employee with pay during that remedy period if it reasonably determines that the needs of the business require it; and (2) in no event shall a condition for Termination for Cause exist based on the Employee’s refusal to perform any of his duties if, based on advice of counsel, performance of such duties would violate, in the opinion of such counsel, any Applicable Law; in such event, Employee shall provide counsel’s written opinion to the Company upon request by the Company.

Section 3.     At Will Employment and Severance Termination. Introduction. Notwithstanding the potential severance and other benefits under this Agreement, the Employee acknowledges and agrees that the Employee’s employment is “at will” and may be modified from time to time and terminated at any time (whether during a Protected Period or otherwise) by the Company in its discretion, for any reason or no reason, and without notice or benefit of any kind, other than any benefit expressly provided under the circumstances pursuant to this Agreement. However, without in any way contradicting, limiting or modifying the “at will” nature of the Employee’s employment, if the Employee’s employment with the Company or other applicable Company Affiliate is terminated within the Protected Period (i) by such employer for any reason other than the Employee’s death or disability or a Termination For Cause (as reasonably determined by the Company’s Board), or (ii) by the Employee for Good Reason, and, in the case of any payment or benefit provided hereunder or portion thereof that is treated as deferred compensation subject to IRC §409A, if either such termination also constitutes a Separation from Service (each of which will be referred to as a “Severance Termination”), the provisions of this Section shall apply and the benefits provided by this Section shall be in lieu of any and all other severance or similar termination benefits that might otherwise apply (which other benefits are hereby waived by the Employee in the event such Severance Termination benefits apply).

(b)     Release, Non-Compete Agreement and Resignations Required for Severance Benefits. As a condition precedent to the payment of any benefits under this Agreement in the event of a Severance Termination, the Company may, in its discretion, elect to require the Employee to execute and deliver (i) a mutual release with the Company substantially in the same form as Exhibit B hereto (a “Release”), (ii) a Confidentiality, Non-Solicitation and Non-Competition Agreement (with, among other things, a five year period of confidentiality, a three year period of non-solicitation and a one-year non-compete following termination) substantially in the same form as Exhibit C hereto (a “Non-Compete Agreement”), and (iii) resignation letters for each applicable SGRP Company substantially in the same form as Exhibit D hereto (each a “Resignation”), by sending to the Employee a Release and a Non-Compete Agreement signed by the Company (and any applicable SPAR Affiliate) within the thirty (30) day period following the date of such Severance Termination (whether or not delivery is accepted by the Employee). If the Employee has not signed the Release, Non-Compete Agreement and Resignations and sent them back to the Company by the last day of the thirty (30) day period following the date the Release was sent to Employee (or if such last day not a business day, the next succeeding business day) or has executed such Release but revoked it during the applicable revocation period, then notwithstanding anything else in this Agreement to the contrary, the Company (and any applicable Company Affiliate) shall not be required to make, and the Employee shall not be entitled to receive, any severance payments or other benefits under this Agreement.

(c)     Lump Sum Severance Payment. (i) If a Severance Termination has occurred, then, subject to subsection (b) of this Section, the Company shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable Company Affiliate to promptly pay) to the Employee severance pay in a lump sum equal to the sum of the following amounts (collectively, the “Severance Payment”):

(A)	The product of the Employee’s Daily Compensation times the number of Protected Days Remaining (but not more than 365 days); plus

(B)

the higher of (1) fifteen percent (15%) of such Employee’s Annual Compensation, or (2) the highest annual aggregate bonus amount awarded to the Employee in any of the preceding three employment years, but in any event not more than twenty-five percent (25%) of the Employee’s Annual Compensation.

(ii) The Employee acknowledges and agrees that the Severance Payment is in lieu of, and acceptance by the Employee of the Severance Payment shall constitute the Employee’s release of any rights of the Employee to, all other salary, bonuses, severance or other compensation that may have been payable to the Employee after or respecting the Severance Termination date. The Company acknowledges and agrees that the Severance Payment is in addition to (and not in limitation of) any and all unpaid salary and other compensation earned by and owed to the Employee for any period ending on or before the date of the Severance Termination (including any period ending on that date due to such termination).

(d)     Vacation Days. If a Severance Termination has occurred, then, in addition to the Severance Payment and subject to subsection (b) of this Section, the Company shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable Company Affiliate to promptly pay) to the Employee an amount equal to his or her accrued and unused vacation days (if any), computed based on the Employee’s Annual Compensation, which the Company shall pay promptly and in accordance with the applicable policy of the Company (or if changed pending or following the applicable Service Termination, in accordance with the immediately preceding applicable policy of the Company). The Employee acknowledges that personal days and sick days are not vacation days for this or any other purpose.

(e)     Insurance. In addition, during the eighteen (18) month period following the effective date of any Severance Termination, the Employee and his dependents shall continue to receive the insurance benefits provided during the preceding year as well as any additional insurance benefits as may be provided to executive officers or their dependents during such period in accordance with and to the extent permitted by the Company’s policies and practices. The Employee’s required co-payments shall not exceed those payable by the other executive officers of the Company. In the event the Employee is eligible for and voluntarily enrolls in Medicare for any part of such period and gives the Company written notice thereof, the Company will reimburse the Employee monthly in the same amount the Company would have paid for the Employee’s coverage under its group insurance plan. Any applicable COBRA time periods and rights shall run concurrently with the provision of such insurance.

(f)     Stock Compensation Awards. If a Severance Termination has occurred, then, subject to subsection (b) of this Section, each stock compensation award granted to the Employee (if any) that has not, by its express terms, vested shall become vested on the date of any Severance Termination, and shall thereafter be exercisable for the maximum period of time allowed for exercise thereof under the terms of such option, which period shall be determined as if the Severance Termination were a permitted retirement (irrespective of age or subsequent employment) of the Employee for the purpose of interpreting the provisions of any of the Company’s stock compensation plans or awards to the Employee; provided, however, that if payment or settlement of any such stock compensation award at such time would result in a prohibited acceleration or deferral under IRC §409A, then such award shall be paid or settled at the time the award would otherwise have been paid or settled under the applicable plan or arrangement relating to such award absent such prohibited acceleration or deferral.

(g)     Illness not affecting Good Reason. The Employee’s right to terminate employment for Good Reason during the Protected Period shall not be affected by the Employee’s illness or incapacity, whether physical or mental, unless the Company shall at the time be entitled to terminate his employment by reason thereof.

(h)     Parachute Payments. Notwithstanding any other provision of this Agreement, or any other agreement, plan, or arrangement to the contrary, if any portion of any payment or benefit under this Agreement, or under any other agreement, plan, or arrangement (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” under IRC §280G, and would, but for this Section 3.(h), result in the imposition on the Employee of an excise tax under IRC §4999 (the “Excise Tax”), then the Total Payments to be made to the Employee shall either be (a) delivered in full, or (b) delivered in a reduced amount that is One Dollar ($1.00) less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the Excise Tax, as well as the applicable federal, state, and local income and employment taxes, for which the Employee shall be deemed to pay at the highest marginal rate for the applicable calendar year). To the extent the foregoing reduction applies, then any such payment or benefit shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate IRC §409A, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). The determination of whether the Excise Tax or the foregoing reduction will apply will be made by independent tax counsel selected and paid by the Company (which may be regular counsel of the Company).

(i)     Company’s Obligations. The Company shall (or shall cause the applicable SPAR Affiliate to) pay to, or distribute to or for the benefit of, the Employee such amounts as are then due to the Employee under this Agreement and shall timely pay to, or distribute to or for the benefit of, the Employee in the future such amounts as become due to the Employee under this Agreement.

(j)     Employee’s Estate. In the event the Employee shall die after a Severance Termination (including, without limitation, during the Resolution Period), this Agreement and the benefits of this Section shall inure to the benefits of the estate, heirs and legal representatives of the deceased Employee in accordance with his or her will or Applicable Law, as the case may be.

(k)     Withholding. The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Employer shall be entitled to rely on an opinion of the independent tax counsel selected and paid by the Company (which may be regular counsel of the Company) if any question as to the amount or requirement of any such withholding shall arise.

(l)     IRC §409A Override; Voluntary Early Payment. Notwithstanding anything to the contrary in this Agreement, (A) the Company and the Company Affiliates do not warrant or guaranty compliance with IRC §409A, (B) the Company and the Company Affiliates shall not be liable for any taxes should the Employee be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A, (C) it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to IRC §409A (and not exempt) shall be provided and paid in a manner, and at such time and in such form, as complies with the requirements of IRC §409A to avoid any unfavorable tax consequences, and (D) without limiting the generality of the foregoing, the following specific rules shall apply in connection therewith:

(i)     to the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of IRC §409A;

(ii)     any bonus payments due hereunder that would be penalized under IRC §409A if paid later pursuant to the terms hereof shall instead be paid to the Employee by no later than two and one-half (2 ½) months after the end of the calendar year in which the Employee’s rights to such bonus payments first vested for purposes of IRC §409A;

(iii)     if any deferred compensation is accelerated hereunder to an earlier payment time that would result in a prohibited acceleration under IRC §409A, then such amount shall instead be paid at the time the amount would otherwise have been paid absent such prohibited acceleration;

(iv)     subject to any applicable prohibition on acceleration of payment under IRC §409A, the Company may, at any time and in its sole discretion, make a lump-sum payment of or all amounts, or any or all remaining amounts, due to the Employee under this Agreement;

(v)     all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of and to the fullest extent allowed by IRC §409A;

(vi)     the payments or provision of benefits that are considered to be deferred compensation subject to IRC §409A (i.e., not exempt) in connection with the Employee’s Separation from Service shall be delayed, to the extent required under IRC §409A, until six months after the separation from service, or, if earlier, the Employee’s death, if the Employee is a “specified employee” under IRC §409A (the “409A Deferral Period”); payments that are otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends; payments that are due to be made in installments or periodically after the 409A Deferral Period shall be made as scheduled; any benefits that are required to be deferred under IRC §409A during the 409A Deferral Period may be provided during such period at the Employee’s expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends; and payments and benefits that are due to be made or provided in installments or periodically after the 409A Deferral Period shall be made or provided as scheduled;

(vii)     if this Agreement provides for reimbursements that constitute deferred compensation for purposes of IRC §409A, in no event shall the reimbursements be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred; and

(viii)     if, after application of the foregoing rules and the other provisions of this Agreement (as and to the extent applicable) the Employee would still be reasonably likely to be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A under any provision of this Agreement, then the Parties shall cooperate to correct such defects consistent with and to the extent permitted by the IRC §409A correction program(s).

Section 4.     Waivers of Notice, Etc. Each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever each and all of the following: (a) delivery or acceptance and notice of any delivery or acceptance of this Agreement; (b) notice of any action taken or omitted in reliance hereon; (c) notice of any nonpayment or other event that constitutes, or with the giving of notice or the passage of time (or both) would constitute, any nonpayment, nonperformance, misrepresentation or other breach or default under this Agreement; (d) notice of any material and adverse effect, whether individually or in the aggregate, upon the assets, business, cash flow, expenses, income, liabilities, operations, properties, prospects, reputation or condition (financial or otherwise) of a Party, its Representative or any other person; and (e) any other proof, notice or demand of any kind whatsoever with respect to any or all of a Party’s obligations or promptness in making any claim or demand under this Agreement.

Section 5.     Mutual Consent to Governing Law. To the greatest extent permitted by Applicable Law, this Agreement shall be governed by and construed in accordance with the federal Applicable Law of the United States of America, and to the extent not preempted by such federal Applicable Law, by the Applicable Law of the State of Florida in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. The preceding consents to governing law have been made by the Parties in reliance on Applicable Law.

Section 6.     Mutual Consent to Arbitration and Florida Jurisdiction, Etc. Any unresolved dispute or controversy under this Agreement other than any Arbitration Exclusion shall be settled exclusively by arbitration conducted by the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules then in effect (“AAA Rules”) and held in Duval County, Florida. However, no Party shall be required to arbitrate any Arbitration Exclusion, and any Party may pursue any Arbitration Exclusion through any action, suit, proceeding or other effort independent and irrespective of any pending or possible arbitration. “Arbitration Exclusion” shall mean any injunctive or similar equitable relief, any defense or other indemnification by the other Party, the scope or applicability of this arbitration provision, any enforcement of any arbitration or court award or judgment in any jurisdiction or any appeal of any lower court or arbitration decision sought by a Party, and at the option of such seeking Party, any damages or other applicable legal or equitable relief reasonably related to any of the forgoing exclusions. Any Party may object to any proposed arbitrator that (in its reasonable judgment) is not a disinterested unrelated third party or does not have at least a basic knowledge of merchandising businesses, accounting practices and generally accepted accounting principles. The arbitrator(s) shall determine each claim or severable part thereof in accordance with the provisions of this Agreement, shall use supportable quantifiable calculations in determining amounts, shall not add to, detract from, or modify any provision of this Agreement, and shall not “split the difference” or use other similar allocation methods. Discovery will be strictly limited to documents of the Parties specifically applicable to the claims, excluding, however, those documents protected by attorney/client, accountant or other professional or work product privilege (which have not been waived).

(b)     The Parties each hereby consents and agrees that any state or federal court sitting in Jacksonville, Florida, each shall have non-exclusive personal jurisdiction and proper venue with respect to any unresolved dispute or controversy between the Parties under or related to this Agreement respecting any Arbitration Exclusion or other matter under this Agreement that is not subject to arbitration hereunder; provided, however, that such consent shall not deprive any Party of the right to appeal the decision of any such court to a proper appellate court located elsewhere or to voluntarily commence or join any action, suit or proceeding in any other jurisdiction having proper jurisdiction and venue.

(c)     The preceding consents to the jurisdiction and venue of such arbitrations and courts have been made by the Parties in reliance (at least in part) on Section 685.102 of the Florida Statutes, as amended (as and to the extent applicable), other Applicable Law, and the rules of the AAA. No Party will raise, and each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever, any objection or defense to any such jurisdiction as an inconvenient forum, or to any deference to or delay for any arbitration respecting any counterclaim or other matter relating to any Arbitration Exclusion. Except as otherwise provided in this Agreement: (i) in any arbitration, each Party shall pay its own expenses in such matter, including the fees and disbursements of its own attorneys, and half of the fees and expenses of the AAA and the arbitrator(s) costs, as applicable in each case irrespective of outcome; and (ii) in any action, suit or proceeding (other than arbitration), the predominately losing Party shall pay the costs and expenses of the predominately winning Party, including the fees and disbursements of the Parties’ respective attorneys and all court costs.

Section 7.     Notice. Any notice, request, demand, service of process or other communication permitted or required to be given to a Party under this Agreement shall be in writing and shall be sent to the applicable Party at the address set forth on the signature page below (or at such other address as shall be designated by notice to the other Party and Persons receiving copies), effective upon actual receipt (or refusal to accept delivery) by the addressee on any business day during normal business hours or the first business day following receipt after the close of normal business hours or on any non-business day, by FedEx (or other equivalent national or international overnight courier) or United States Express Mail, certified, registered, priority or express United States mail, return receipt requested, telecopy, or messenger, by hand or any other means of actual delivery. The Employee also may use and rely on the accuracy of the address of the SGRP designated as its executive office in its most recent filing under the Securities Exchange Act as the Company’s address for notices hereunder. The Parties acknowledge and agree that such actual receipt will be presumed with, among other things, evidence of the signature by a Representative of, or adult in the same household as, the receiving Party on a return receipt, courier manifest or other courier’s acknowledgment of delivery or receipt.

Section 8.     Interpretation, Headings, Etc. In this Agreement: (a) the meaning of each capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa; each singular pronoun shall be deemed to include the plural variation thereof, and vice versa; and each gender specific pronoun shall be deemed to include the neuter, masculine and feminine, in each case as the context may permit or required; (b) any bold text, italics, underlining or other emphasis, any table of contents, or any caption, section or other heading is for reference purposes only and shall not affect the meaning or interpretation of this Agreement; (c) the word “event” shall include (without limitation) any event, occurrence, circumstance, condition or state of facts; (d) this Agreement includes each schedule and exhibit hereto, all of which are hereby incorporated by reference into this Agreement, and the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement (including all schedules and exhibits hereto) and the applicable statement(s) of work as a whole and not to any particular provision of any such document; (e) the words “include”, “includes” and “including” (whether or not qualified by the phrase “without limitation” or the like) shall not in any way limit the generality of the provision preceding such word, preclude any other applicable item encompassed by the provision preceding such word, or be deemed or construed to do so; (f) unless the context clearly requires otherwise, the word “or” shall have both the inclusive and alternative meaning represented by the phrase “and/or”; (g) each reference to any financial or reporting control or governing document or policy of the Employee’s employer shall include those of its ultimate parent, SPAR Group, Inc., or any Nasdaq or SEC rule or other Applicable Law, whether generically or specifically, shall mean the same as then in effect; and (h) each provision of this Agreement shall be interpreted fairly as to each Party irrespective of the primary drafter of such provision.

Section 9.     Survival of Agreements, Etc. Each of the representations and warranties (as of the date(s) made or deemed made), covenants, waivers, releases and other agreements and obligations of each Party contained in this Agreement: (a) shall be absolute, irrevocable and unconditional, irrespective of (among other things) (i) the validity, legality, binding effect or enforceability of any of the other terms and provisions of this Agreement or any other agreement (if any) between the Parties, or (ii) any other act, circumstance or other event described in this Section; (b) shall survive and remain and continue in full force and effect in accordance with their respective terms and provisions following and without regard to (i) the execution and delivery of this Agreement and each other agreement (if any) between the Parties and the performance of any obligation of such Party hereunder or thereunder, (ii) any waiver, modification, amendment or restatement of any other term or provision of this Agreement or any other agreement (if any) between the Parties (except as and to the extent expressly modified by the terms and provisions of any such waiver, modification, amendment or restatement), (iii) any full, partial or non-exercise of any of the rights, powers, privileges, remedies and interests of a Party or any Company Affiliate under this Agreement, any other agreement (if any) between the Parties or Applicable Law against such other Party or any other person or with respect to any obligation of such Party, which exercise or enforcement may be delayed, discontinued or otherwise not pursued or exhausted for any or no reason whatsoever, or which may be waived, omitted or otherwise not exercised or enforced (whether intentionally or otherwise), (iv) any extension, stay, moratorium or statute of limitations or similar time constraint under any Applicable Law, (v) any pledge, assignment, sale, conveyance or other transfer by the Company (in whole or in part) to any other person of this Agreement or any other agreement (if any) between the Parties or any one or more of the rights, powers, privileges, remedies or interests of the Company therein, (vi) any act or omission on the part of the Company, any Company Affiliate, any of their respective Representatives or any other person, (vii) any termination or other departure of the Employee from his or her employment, whether for cause or otherwise, or any dispute involving any aspect of such employment; or (viii) any other act, event, or circumstance that otherwise might constitute a legal or equitable counterclaim, defense or discharge of a contracting party, co-obligor, guarantor, pledgor or surety; in each case without notice to or further assent from the Employee or any other person (except for such notices or consents as may be expressly required to be given to such Party under this Agreement or any other agreement (if any) between the Parties); (c) shall not be subject to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination that the Employee may have against the Company, any Company Affiliate, any of their respective Representatives or any other person; (d) shall not be diminished or qualified by the death, disability, dissolution, reorganization, insolvency, bankruptcy, custodianship or receivership of Party or any other person, or the inability of any of them to pay its debts or perform or otherwise satisfy its obligations as they become due for any reason whatsoever; and (e) with respect to any provision expressly limited to a period of time, shall remain and continue in full force and effect (i) through the specific time period(s) and (ii) thereafter with respect to events or circumstances occurring prior to the end of such time period(s).

Section 10.     Mutual Successors and Assigns, Assignment; Intended Beneficiaries. All representations, warranties, covenants and other agreements made by or on behalf of each Party in this Agreement shall be binding upon the heirs, successors, assigns and legal representatives of such Party and shall inure to the benefit of the heirs, successors, assigns, and legal representatives of each other Party; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any rights or obligations under this Agreement to any other person, and the Employee agrees to not make any such assignment. The representations, agreements and other terms and provisions of this Agreement are for the exclusive benefit of the Parties hereto and the Company Affiliates, and, except as otherwise expressly provided herein, no other person shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party. The provisions of this Agreement are expressly intended to benefit each of the members of the SPAR Group, who may enforce any such provisions directly, irrespective of whether the Company participates in such enforcement. However, no SPAR Affiliate other than the Company or other employing Company Affiliate shall have, or shall be deemed or construed to have, any obligation or liability to the Employee under this Agreement or otherwise.

Section 11.     Mutual Severability. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to Applicable Law by a court or other governmental authority, the Parties agree that: (a) any such authority shall have the power, and is hereby requested by the Parties, to reduce or limit the scope or duration of such provision to the maximum permissible under Applicable Law or to delete such provision or portions thereof to the extent it deems necessary to render the balance of such Agreement enforceable; (b) such reduction, limitation or deletion shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be enforced as if the unenforceable provision or portion thereof were so reduced, limited or deleted, in each case unless such reduction, limitation or deletion of the unenforceable provision or portion thereof would impair the practical realization of the principal rights and benefits of either Party hereunder; and (c) such determination and such reduction, limitation and/or deletion shall not be binding on or applied by any court or other governmental authority not otherwise bound to follow such conclusions pursuant to Applicable Law.

Section 12.     Mutual Waivers and Cumulative Rights. Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by the required Parties and then only in the specific instance and for the specific purpose for which given. No waiver or consent shall be deemed (regardless of frequency given) to be a further or continuing waiver or consent. No voluntary notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand. Except as expressly provided otherwise in this Agreement, (a) no failure or delay by any Party in exercising any right, power, privilege, remedy, interest or entitlement hereunder shall deemed or construed to be a waiver thereof, (b) no single or partial exercise thereof shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right, power, privilege, interest or entitlement, and (c) the rights, powers, privileges, remedies, interests and entitlements under this Agreement shall be cumulative, are not alternatives, and are not exclusive of any other right, power, privilege, remedy, interest or entitlement provided by this Agreement or Applicable Law.

Section 13.     Mutual Waiver of Jury Trial; All Waivers Intentional, Etc. In any action, suit or proceeding in any jurisdiction brought by any Party hereto against any other Party, each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury. This waiver of jury trial and each other express waiver, release, relinquishment or similar surrender of rights (however expressed) made by a Party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

Section 14.     Mutual Counterparts and Amendments. This Agreement or any supplement, modification or amendment to or restatement of this Agreement may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may have been executed by one or more of the signatories hereto or thereto and delivered by mail, courier, telecopy or other electronic or physical means, but all of which, when taken together, shall constitute a single agreement binding upon all of its signatories. This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally, (ii) may only be supplemented, modified, amended or restated in a writing signed by all of the Parties hereto and (iii) may only be waived, extended, discharged, released or terminated in a writing signed by each Party against whom enforcement thereof may be sought.

Section 15.     Entire Agreement. Each Party acknowledges and agrees that, in entering into this Agreement and the other Related Documents, it has not directly or indirectly received or acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the other Party, any of its subsidiaries or other Affiliates, or any of their respective Representatives, respecting any of the matters contained in this Agreement or any other Related Document except for those expressly set forth in this Agreement and the other Related Documents. This Agreement (including all exhibits and schedules) and the other Related Documents contain the entire agreement and understanding of the Parties and supersede and completely replace all prior and other representations, warranties, promises, assurances and other agreements, understandings and information (including, without limitation, all letters of intent, term sheets, existing agreements, offers, requests, responses and proposals and any other severance or termination arrangement or policy of the Company), whether written, electronic, oral, express, implied or otherwise, from a Party or between them with respect to the matters contained in this Agreement and the other Related Documents, as applicable.

Remainder of Page Intentionally Blank – Signature Page Follows

In Witness Whereof, the Parties hereto have executed and delivered this Agreement (including all schedules and exhibits hereto) through their duly authorized signatories on the dates indicated below and intend to be legally bound by this Agreement as of the Effective Date.

COMPANY:	EMPLOYEE:

Resource Plus of North Florida, Inc.	Richard Justus

By:
[ ▲ Executive’s Signature ▲]	[ ▲ Employee’s Signature ▲ ]
Executive’s Name:
Executive’s Title:	Richard Justus

Date Signed: [Agreement Date]	Date Signed: [Agreement Date]

Company’s Current Address:	Employee’s Current Address:
Resource Plus of North Florida, Inc.	Richard Justus
8848 Heckscher Drive Jacksonville, Florida 32226	8848 Heckscher Drive Jacksonville, Florida 32226

[Signature page to - Officer Employment Terms & Severance Agreement]

EXHIBIT A

PERFORMANCE BONUS FOR 2018 - 2022

For purposes of the Performance Bonus payable to Employee, “EBITDA” means the Company’s net income, (1) plus taxes, (2) plus interest expense, (3) minus the sum of interest income, depreciation and amortization, and (4) minus capital expenditures, as calculated using the audited financial statements of the Company prepared by the Company’s independent auditor (“AFS”).

For clarity all Company approved direct expenses, including expenses charged by SPAR Marketing Force, Inc. (“SMF”) for services provided on behalf of the Company are to be treated as an expense in the Company’s EBITDA for the purposes of calculating the Performance Bonus.

For further clarification, any and all overhead allocation expenses charged to and approved by the Company will be added back to increase the Company’s EBITDA for the purposes of calculating the Performance Bonus.

The Bonus Payments for each year from 2018-2022 shall be calculated as follows:

(a)     If the Company’s EBITDA is greater than or equal to $1,500,000 in any year, then the Employee will be paid a Performance Bonus of $4,000 within 60 days of SMF’s receipt of the AFS for such year from its auditor.

(b)     If the Company’s EBITDA is greater than $2,000,000 in any year, then the Employee will be paid an additional Performance Bonus of $4,000 within 60 days of SMF’s receipt of the AFS for such year from its auditor for a total of $8,000 for the year.

(c)     If in any year during the period beginning January 1, 2018 and ending December 31, 2021, if the Company’s EBITDA is less than $1,500,000 in any year, then the Company’s actual EBITDA in such year will be subtracted from $1,500,000 (the “Shortfall”), and the Shortfall will be added to the $1,500,000 EBITDA threshold for calculating the Bonus Payment (the “Bonus Recoup”) for the next year. If the Company’s EBTIDA exceeds the Bonus Recoup in the subsequent year, then Employee will be paid $4,000 that was unpaid from the prior year.

(d)     If in any year during the period beginning January 1, 2018 and ending December 31, 2021 in which the Company’s EBITDA is less than $2,000,000, then the Company’s actual EBITDA in such year will be subtracted from $2,000,000 (the “High Shortfall”), and the High Shortfall will be added to the $2,000,000 EBITDA threshold for calculating any Bonus Payment (the “High Bonus Recoup”) for the next year. If the Company’s EBITDA exceeds the High Bonus Recoup in the subsequent year, then Employee will be paid $4,000 that was unpaid from the prior year.

(e)     Any Bonus Recoup or High Bonus Recoup received in a given year will not impact the Bonus Payments paid to Employee if the Company’s EBITDA in such year is greater than $1,500,000 or $2,000,000, respectively